Exhibit 99.1

Company Contacts:	Investor Relations:
Cameron Way	Scott Liolios or Matt Glover
Chief Financial Officer	Liolios Group, Inc.
Tel 206-373-9034	Tel 949-574-3860
cway@onvia.com	info@liolios.com

Mike Pickett Announces Plans to Retire

SEATTLE, WA – May 17, 2010 – Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government business market intelligence, announced that Mike Pickett has informed Onvia’s Board of Directors that he intends to retire as President and CEO of Onvia by December 31, 2010. Mr. Pickett will continue to serve as Chairman of the Board and provide transitional leadership as needed through December 31, 2011.

“Onvia has accomplished much in the last year, including accelerating its growth, generating positive cash flow and achieving profitability,” said Mr. Pickett. “In addition, we have a very talented management team that will continue to deliver high quality information services products to the gBusiness market. After 10 years as Onvia’s CEO, I am looking forward to taking a more strategic role with the Company as Chairman of the Board and leaving the day-to-day operations to a new CEO.”

“The Board has formed a Search Committee that will begin the process to select a successor immediately,” said Bob Brown, Onvia’s Lead Director. “In addition to a highly qualified internal candidate, external candidates will be considered for a successor who will lead Onvia to its next level of achievement. In the meantime, Mike will continue to lead the Company.”

About Onvia, Inc.

For more than a decade Onvia has been a leading providing of Business-to-Government solutions in the United States, covering the broadest set of industries, projects and products at every level of government. Thousands of companies rely on Onvia’s customized information services to grow sales opportunities, understand buyer and seller activities, and research markets. For information, call 1-800-331-2320 or visit www.onvia.com. To view Economic Recovery-funded projects tracked by Onvia, visit www.recovery.org.